Exhibit 99.2

Hortonworks Prepared Financial Remarks for Second Quarter 2016

SANTA CLARA, Calif.—August 4, 2016—Hortonworks, Inc.® (NASDAQ: HDP), a leading innovator of open and connected data platforms, today announced financial results for the second quarter 2016. As disclosed on the first quarter 2016 earnings call, we now share our prepared financial remarks for earnings results with the investment community on the Investor Relations portion of our website. We believe this will facilitate a more productive question and answer session during our live earnings call with the investment community.

Brian Marshall (VP of Corporate Development and Investor Relations)

Thank you for reading Hortonworks’ Q2 2016 Earnings Prepared Remarks. Today we will also host a live 30-minute question and answer call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website for approximately seven days at http://investors.hortonworks.com.

During the question and answer call, we will make forward-looking statements regarding future events and views about the future financial performance of the company. These statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC.

We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release.

In addition, please note that any forward-looking statements that we make today are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

Rob Bearden (Chairman and CEO)

As always, I want to start off by thanking our customers, the open source community, and our partners, employees and shareholders for their support. Key open source data technologies like Apache Hadoop, Apache Spark and Apache NiFi would simply not have the market penetration today without you.

In terms of the structure of these remarks, I will begin with a business update and highlight several strategic use cases we are seeing emerge with some of our customers. Scott Davidson will then review our financial results in more detail, and I’ll provide some final thoughts.

Business Highlights

We are seeing large enterprise customers continue to renovate their legacy IT infrastructure AND innovate their business models by deploying Hortonworks solutions at scale.

These customers need forward-thinking solutions so they can combine new paradigm datasets with legacy datasets inside their datacenters. These composite datasets are then utilized to help solve today’s business challenges across a myriad of industries. Hadoop continues to emerge as the technology fueling these use cases and we believe it is becoming the data management platform of choice across many enterprises.

Our Connected Data Platforms have emerged from a powerful combination of the Hortonworks Data Platform powered by Apache Hadoop and the Hortonworks DataFlow platform powered by Apache NiFi. We believe that they serve as the cornerstone for industry innovation and community collaboration, are 100% open source, and lead to increased market adoption.

In Q2, support subscription billings and support subscription revenue experienced strong double-digit year-over-year growth despite a difficult comparable. Total operating billings of $62.2 million were up 49% year-over-year. We have historically calculated billings as revenue plus change in deferred revenue. However, starting this quarter, we will instead separately report revenue and change in deferred revenue and report operating billings as an operating measure representing the collective value of our customer invoices in a given period. Therefore, going forward, one would need to add revenue to the change in deferred revenue for the respective period in order to calculate a billings number that can be compared to our historically reported gross billings numbers. Support subscription operating billings in Q2 were up 65% year-over-year, representing 79% of the mix. Support subscription revenue was up 72% year-over-year.

Over the course of the last 61 months since our founding, we experienced an incredible growth trajectory and assembled a word-class team in the process by hiring the industry’s best and brightest. However, as we continue to focus on Adjusted EBITDA breakeven target goals in Q4 2016, we recently made the decision to proactively reduce a number of our non-revenue producing positions from the organization.

Additionally, Herb Cunitz, our President, has decided to transition out of the business. We would like to thank him for his tireless service to the company. We wish him well in his future endeavors. Effective immediately, the sales organization is now reporting directly to me.

We are witnessing tremendous evolution across the IT landscape that is being driven by incredible innovation within the Hadoop ecosystem. We believe this transformation is a “once-in-a-generation” event and has enabled rich use case proliferation to occur across the Connected Data Platforms at a high velocity.

Industry and Use-Case Examples

And at the end of the day, we’re all about creating business transformations for our customers.

In June, Hortonworks co-sponsored the ninth annual Hadoop Summit in San Jose where over 4,000 attendees from the community of users, developers and vendors all celebrated the 10th anniversary of the Hadoop industry. While the initial Hadoop Summits were focused almost exclusively on the technical leaders developing the platform, this year’s event spanned a broad audience that heard from both technical practitioners as well as business innovators who are transforming their industries using Hortonworks’ Connected Data Platforms, powered by HDP and HDF.

Hortonworks customers such as Arizona State University, Blue Cross Blue Shield, Capital One, Macy’s and Progressive Insurance shared their use cases and results during keynote presentations on the main stage. Approximately 20 Hortonworks customers presented detailed breakout sessions as well. These customers included Ford Motor Company, Marketo, MD Anderson Cancer Center, Motorists Insurance Company, Prescient, Progressive, Royal Bank of Canada, Salesforce, Schlumberger and Webtrends.

We hear about these transformational experiences from our customers in every major industry that Hortonworks serves, and for this earnings’ prepared remarks, we would like to highlight the business transformations we are currently seeing in the energy and financial service sectors.

Energy Industry

Hortonworks supports big data programs for global energy customers in the oil and gas, electric utilities and alternative fuel manufacturing sectors as well as for institutions studying the energy markets.

Open Energi is a clean technology company based in the United Kingdom. The company aggregates flexible energy demand from large commercial energy users who are willing to adjust their power consumption in real-time to help manage fluctuations in electricity supply and demand nationwide. This flexible demand creates a smarter energy system that is cleaner, cheaper, more secure and more efficient. Open Energi uses Hortonworks’ Connected Data Platforms (comprised of both HDP and HDF). The company began with HDP for historical analysis on data-at-rest and then added HDF to analyze data-in-motion. When combining HDP and HDF, the Connected Data Platforms give Open Energi actionable intelligence to better serve businesses looking to optimize energy use.

Rowan Companies manages data-in-motion from its drillship in the Gulf of Mexico using Hortonworks Dataflow, which collects data from the ship’s industrial control systems and transmits that in real-time over a satellite signal to Hortonworks Data Platform. Once that data comes to rest, data scientists conduct historical analysis for condition-based monitoring of the company’s most valuable assets.

CenterPoint Energy, a domestic energy delivery company that includes electric transmission and distribution, natural gas distribution and energy services operations, is one of the many Fortune 500 companies who use Hortonworks Data Platform. The company has more than 2.3 million smart meters, which continuously generate terabytes of utility data every month. This data is vital to the company’s operations. Hortonworks solutions, working together with SAP HANA help CenterPoint predict future energy usage, provide consumers with historical information, and meet regulatory retention requirements.

GreenField Specialty Alcohols is a Canadian company that is a leading producer of ethanol and specialty alcohols in North America. GreenField chose Hortonworks DataFlow to replace its custom-built application for ingesting data from its factories. Once that factory data is resting in Hortonworks Data Platform, GreenField will enable its business users to query the data lake and answer their own questions about how to improve efficiency and produce more clean fuel at a lower cost.

The University of Texas at San Antonio adopted HDP for its ambitious research project into how energy is produced and transmitted by utilities in the state of Texas. Although it is beginning with smaller data sets to validate the research agenda, over time, the project plans to ingest ever-increasing amounts of detailed data on energy production, pricing and consumption into HDP. The university wants to assist utilities in Texas and elsewhere to improve reliability, match energy production with demand and minimize the environmental impact of keeping the lights on.

Financial Service Industry

In the financial service industry, Hortonworks customers are using both Hortonworks DataFlow to manage data-in-motion and Hortonworks Data Platform to manage data-at-rest. Hortonworks’ Connected Data Platforms help these innovative companies build a single view of their customers, comply with anti-money laundering (or AML) regulations, detect fraud and monitor trading risks.

Discover Financial Services, a leader in innovation and data management, continues to enhance its business relationship with Hortonworks. Building upon its strengths in technology, analytics, credit risk and customer service, Discover leverages decisioning solutions and Hortonworks’ next-generation data platforms to help drive increased value for Discover’s customers.

Morningstar adopted Hortonworks Data Platform to power a modern data engine that delivers financial advice to Morningstar’s customers. This new application enriches the experience and helps Morningstar build great products to guide investors towards financial success.

LendingPoint uses data-driven insight to offer affordable loans to people who might otherwise be unnecessarily declined. By combining traditional and non-traditional data sources together in Hortonworks Data Platform, LendingPoint looks beyond a borrower’s credit score. This insight removes unnecessary barriers and allows LendingPoint to accept more applications and to price loans appropriately. When LendingPoint migrated its peer-to-peer loan origination systems from a legacy platform, the company built a modern, real-time loan request platform. At Hortonworks, we feel very proud to partner with the company in its mission to provide fair access to credit.

Summary

In addition to these select energy and financial service customers, the Hortonworks Connected Data Platforms can help unlock value from both data-at-rest and data-in-motion for leading customers in every major industry vertical. In fact, we count over half of the Fortune 100 as customers.

Regardless of the use case or the industry, there is a recurring pattern: leading enterprises are choosing Hortonworks’ Connected Data Platforms because they believe “Open, Flexible, Secure and Manageable” are all table stakes for enterprise-grade platforms. These same attributes are also required to build and develop an ecosystem of partners that help the platform flourish and it’s critical for next-gen data management solutions to work seamlessly with our customers’ existing IT environment.

Scott Davidson (CFO)

I will start by providing details on our second quarter performance and conclude with our outlook for the third quarter and full year 2016.

Second quarter operating billings, an operating measure representing the collective value of our customer invoices in a given period, were $62.2 million, reflecting growth of 49%. Support subscription operating billings were up 65% year-over-year and represented 79% of total operating billings.

You may recall that we historically reported a measure called gross billings, defined as revenue plus the change in deferred revenue. By now, I am sure you are well aware that the SEC issued new interpretations on the use of non-GAAP financial measures. As such, we are leading with operating billings per above.

Within Q2 though, we established a $5.9 million accounts receivable and deferred revenue reserve against a prior transaction. Revenue related to this transaction has not been recognized, thus there is no impact to historical reported revenue. However, this does negatively impact our gross billings if you calculate them as revenue plus change in deferred revenue, as we have done in past periods.

From a deal perspective:

•	We had 6 deals over $1 million compared to 5 in Q2 2015,

•	The average new subscription deal size increased sequentially approaching the $100k mark while the average add-on deal size remained below $200k, and

•	The dollar-based net expansion rate was 150% over the trailing four-quarter average versus 144% in the comparable period.

Q2 total revenue was $43.6 million, up 46% compared to the prior year, and support subscription revenue was $31.0 million, up 72% year-over-year. 71% of Q2 total revenue was comprised of subscription revenue, compared to 60% in Q2 2015. During the past several quarters, we have over-performed on subscription revenue. This has enabled us to compensate for a smaller than planned professional service revenue stream. One benefit of this trend is a richer mix that drives higher gross margins as non-GAAP gross margin in Q2 was 61.9%, compared to 57.6% for the prior year. Comparatively though, it requires increased performance of the sales team to continue to outpace by billing more support subscription deals. In Q2, some of this performance came in the form of multi-year agreements. This is the second quarter in a row where multi-year transactions were proportionally larger than the comparable period and were higher than we had originally planned at the beginning of the year. While this has a good profile from a mix perspective, the associated accounting impact of these multi-year deals will affect the timing of revenue recognition. We need to consider this trend and the associated impact of revenue growth for the back half of 2016 and full year 2017.

Geographically, we maintain a presence in 16 countries. HDP global adoption continues evidenced by the fact that international revenue for Q2 accounted for over 20% of total revenue.

We continue to see leverage improvement in the model. On a year-over-year basis in Q2, total revenue grew 46% while support subscription revenue grew 72%. Operating expenses on the other hand grew by 32%. We look forward to continued leverage as we implement our cost management initiatives, increase HDP and HDF market penetration and expand our customer base.

In terms of non-GAAP operating expenses details, we continue to selectively invest in revenue-generating personnel to support future growth. We exited June with almost 1,100 employees.

At $40.1 million in Q2, sales and marketing expense was up 29% over the prior year. This compares favorably to subscription revenue as previously noted which grew over twice as fast at 72% year-over-year. We continue to invest in sales and marketing, including sales representatives and solution engineers, in addition to programs such as Partnerworks and Hortonworks Community Connection.

Q2 research and development expenses increased 34% year-over-year to $16.5 million, primarily driven by headcount while general and administrative expense was $12.0 million, compared to $8.5 million last year. The increase is related to resourcing the organization to support our scale.

Q2 Adjusted EBITDA, defined as gross billings (revenue plus change in deferred revenue) minus non-GAAP expenses plus depreciation, was negative $27.1 million, including the $5.9 million deferred revenue reserve mentioned earlier. This compares to negative $21.7 million during the second quarter of 2015. At negative 48%, Adjusted EBITDA margin for the quarter taking this reserve into account, this was a decrease of approximately 900 basis points compared to Q1 2016 performance of negative 39%. Excluding the impact of the aforementioned $5.9 million reserve, Adjusted EBITDA in Q2 2016 would have been negative $21.2 million and Adjusted EBITDA margin would have been negative 34%.

Historically, we have calculated Adjusted EBITDA as gross billings (revenue plus the change in deferred revenue) minus non-GAAP expenses plus depreciation. Please note that to comply with recent SEC guidance, this is the last quarter we will report Adjusted EBITDA as a non-GAAP measure. Through the fourth quarter of 2016, we will report each element of Adjusted EBITDA separately. To calculate a figure that is comparable to our historically reported Adjusted EBITDA, one would, starting with revenue, add the change in deferred revenue, subtract non-GAAP expenses and add depreciation.

While this is the last quarter we plan to report Adjusted EBITDA as a non-GAAP measure, we expect Adjusted EBITDA improvement both sequentially and year-over-year throughout the 2H of 2016 as we track towards our near-term financial goal of Adjusted EBITDA breakeven in Q4 2016.

Q2 non-GAAP net loss was $41.5 million or $0.72 per share based on 57.3 million weighted average shares outstanding. This compares to a Non-GAAP net loss of $34.8 million or $0.82 per share based on 42.4 million weighted average shares outstanding in the year-ago period.

For Q3, we expect accounting basic shares outstanding to be approximately 59.0 million. There are over 23.5 million gross dilutive instruments outstanding.

Turning to the balance sheet, we ended the quarter with $130.1 million of total cash and equivalents and investments.

Total deferred revenue balance was $131.8 million as of June 30, 2016. Total deferred revenue increased $51.2 million year-over-year and $12.7 million sequentially. These balances include the impact from the $5.9 million reserve mentioned earlier. Over 93% of total deferred revenue was comprised of support subscription.

Our Outlook

By now, I am sure you are well aware that the SEC issued new interpretations on the use of non-GAAP financial measures. As a result, Hortonworks will no longer externally report certain non-GAAP financial measures. However, in addition to our GAAP results, we will separately provide guidance and report the financial data that we historically used to calculate our non-GAAP financial measures, so that you may calculate comparable measures yourself if you choose to do so.

As of August 4, 2016, Hortonworks is providing the following financial outlook for its third quarter and full year 2016:

For the Third Quarter of 2016

We expect total GAAP revenue to be $45.0 million.

We expect operating billings, the aggregate value of all invoices sent to our customers in a given period, to be $68.0 million.

We expect non-GAAP gross billings of $68.0 million. Note this is the last quarter we will provide guidance for gross billings. To calculate a figure that is comparable to our historically reported gross billings, one would need to add revenue to the change in deferred revenue for the respective period.

We expect Adjusted EBITDA of negative $13.0 million, and as we previously disclosed, we expect to achieve Adjusted EBITDA breakeven in the fourth quarter of this year due to a combination of billings growth and cost containment. Note this is the last quarter we will provide guidance for Adjusted EBITDA. Through the fourth quarter of 2016, when we expect to achieve Adjusted EBITDA breakeven, we will guide to each element of Adjusted EBITDA separately. To calculate a figure that is comparable to our historically reported Adjusted EBITDA, one would, starting with revenue, add the change in deferred revenue, subtract non-GAAP expenses and add depreciation. To illustrate this approach, we guide the following for third quarter of 2016:

Revenue:	$45.0 million
plus Change in Deferred Revenue	$23.0 million
minus Non-GAAP Expenses:	$83.0 million
plus Depreciation:	$2.0 million

For the Full Year 2016

We currently estimate total GAAP revenue of $177.0 million in 2016. This is the result, as previously mentioned, of the increase in multi-year deals that we saw in the first half of 2016 that we expect will impact the contours of our revenue growth trajectory starting in the second half of 2016.

We estimate operating billings, the aggregate value of all invoices sent to our customers in a given period, to be $265.0 million in 2016.

We estimate non-GAAP gross billings of $259.0 million in 2016 which includes the negative impact of the $5.9 million deferred revenue reserve established in Q2. Note that this is the last quarter we will provide guidance for gross billings as a non-GAAP measure. Going forward, to calculate a figure that is comparable to our historically reported gross billings, one would need to add together revenue and change in deferred revenue.

We expect 2016 Adjusted EBITDA of negative $61.2 million which includes the negative impact of the $5.9 million deferred revenue reserve established in Q2. Note this is the last quarter we will provide guidance for Adjusted EBITDA. Through the fourth quarter of 2016, when we expect to achieve Adjusted EBITDA breakeven, we will guide to each element of Adjusted EBITDA separately. To calculate a figure that is comparable to our historically reported Adjusted EBITDA, one would, starting revenue, add the change in deferred revenue, subtract non-GAAP expenses and add depreciation. To illustrate this approach, we guide the following for full year 2016:

Revenue:	$177.0 million
plus Change in Deferred Revenue	$82.0 million
minus Non-GAAP Expenses:	$327.5 million
plus Depreciation:	$7.3 million

Rob Bearden

In summary, I would like to leave you with four fundamental points:

1.	Hortonworks is a leader in Connected Data Platforms,

2.	We offer very innovative next-gen data management architectures which deliver actionable intelligence to the worlds’ largest enterprise organizations,

3.	Our customers are transforming their businesses and business models by deploying our solutions in production at scale, and finally

4.	We are driving an extremely vibrant ecosystem that is collectively speeding the pace of open source innovation.

Our tag line sums it up perfectly…Hortonworks is powering the future of data.

As I mentioned earlier, in 2016, we expect to deliver healthy growth rates with a renewed focus on expense leverage as we track to Adjusted EBITDA breakeven in 4Q16.

Most importantly, we are not doing this alone – again, we want to thank our customers, the open source community, our partners, employees and shareholders.

This concludes the prepared remarks for our Q2 2016 earnings, and we look forward to hosting a live 30-minute question and answer session with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today. Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website for approximately seven days at http://investors.hortonworks.com.

Use of Forward-Looking Statements

These remarks contain “forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding our expectations, goals or intentions regarding future performance, including the forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The important factors that could cause actual results to differ materially from those in any forward-looking statements include, but are not limited to, the following: (i) we have a history of losses, and we may not become profitable in the future, (ii) we have a limited operating history, which makes it difficult to predict our future results of operations, and (iii) we do not have an adequate history with our support subscription offerings or pricing models to accurately predict the long-term rate of support subscription customer renewals or adoption, or the impact these renewals and adoption will have on our revenues or results of operations.

Further information on these and other factors that could affect our financial results and the forward-looking statements in these remarks are included in our Form 10-K filed on March 15, 2016, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed May 9, 2016 and our final prospectus dated February 1, 2016 and filed on February 2, 2016, or in other filings we make with the Securities Exchange Commission from time to time, particularly under the caption Risk Factors.

All forward-looking statements in these remarks are made as of the date hereof, based on information available to us as of the date hereof, and we undertake no obligation, and do not intend, to update these forward-looking statements.

About Hortonworks

Hortonworks is an industry leading innovator that creates, distributes and supports enterprise-ready open data platforms and modern data applications that deliver actionable intelligence from all data: data-in-motion and data-at-rest. Hortonworks is focused on driving innovation in open source communities such as Apache Hadoop, NiFi and Spark. Along with its 1,800+ partners, Hortonworks provides the expertise, training and services that allow customers to unlock transformational value for their organizations across any line of business.

Hortonworks, Powering the Future of Data, HDP and HDF are registered trademarks or trademarks of Hortonworks, Inc. and its subsidiaries in the United States and other jurisdictions. For more information, please visit www.hortonworks.com. All other trademarks are the property of their respective owners.

For Additional Information Contact:

Brian Marshall

VP, Corporate Development

bmarshall@hortonworks.com